LARSON DAVIS INCORPORATED

             DESIGNATION OF RIGHTS, PRIVILEGES, AND PREFERENCES OF
                         1998 SERIES A PREFERRED STOCK


     Pursuant to the provisions of Nevada Revised Statutes, Section 78.195, of the corporation laws of the state of Nevada, the undersigned corporation hereby adopts the following Designation of Rights, Privileges, and Preferences of 1998 Series A Preferred Stock (the "Designation"):

     FIRST:  The name of the Corporation is Larson Davis Incorporated.

     SECOND: The following resolution establishing a series of preferred stock designated as the "1998 Series A Preferred Stock" consisting of 3,500 shares, par value $0.001, was duly adopted by the board of directors of the Corporation on February 2, 1998, in accordance with the articles of incorporation of the Corporation and the corporation laws of the state of Nevada:

     RESOLVED, there is hereby created a series of preferred stock of the Corporation to be designated as the "1998 Series A Preferred Stock" consisting of 3,500 shares, par value $0.001, with the following powers, preferences, rights, qualifications, limitations, and restrictions:

     1.   Liquidation.

          1.01 In the event of any voluntary or involuntary liquidation (whether complete or partial), dissolution, or winding up of the Corporation, the holders of the 1998 Series A Preferred Stock shall be entitled to be paid out of the assets of the Corporation available for distribution to its shareholders, whether from capital, surplus, or earnings, an amount in cash equal to One Thousand Dollars ($1,000.00) per share plus all unpaid dividends, whether or not previously declared, accrued thereon to the date of final distribution. No distribution shall be made on any common stock of the Corporation, par value $0.001 (the "Common Stock"), or other subsequently authorized series of preferred stock of the Corporation by reason of any voluntary or involuntary liquidation (whether complete or partial), dissolution, or winding up of the Corporation unless each holder of any 1998 Series A Preferred Stock shall have received all amounts to which such holder shall be entitled under this subsection 1.01.

          1.02 If on any liquidation (whether complete or partial), dissolution, or winding up of the Corporation, the assets of the Corporation available for distribution to holders of 1998 Series A Preferred Stock shall be insufficient to pay the holders of outstanding 1998 Series A Preferred Stock the full amounts to which they otherwise would be entitled under subsection 1.01, the assets of the Corporation available for distribution to holders of 1998 Series A Preferred Stock shall be distributed to them pro rata on the basis of the number of shares of 1998 Series A Preferred Stock held by each such holder.

     2. Voting Rights. The 1998 Series A Preferred Stock shall be voted with the Common Stock as a single class and shall not be entitled to vote as a separate class, except to the extent that the consent of the holders of the 1998 Series A Preferred Stock, voting as a class, is specifically required by the provisions of the corporation laws of the state of Nevada, as now existing or as hereafter amended. Each holder of 1998 Series A Preferred Stock shall be entitled to Two Hundred Seventy-Eight (278) votes for each share of such stock held by him or her.

     3.   Dividends.

          3.01 The Corporation shall pay to the holders of the 1998 Series A Preferred Stock, out of the assets of the Corporation, dividends at the times and in the amounts provided for in this Section 3.

          3.02 The cumulative annual dividend rate for each share of 1998 Series A Preferred Stock shall be Forty Dollars ($40.00), payable in annual installments twenty (20) days subsequent to the end of the calendar year, with the first such installment due payable on January 20, 1999. The first payment shall be pro rated based on the number of days the shares of 1998 Series A Preferred Stock were outstanding during 1998 vis-a-vis the number of days in 1998. All dividends shall be paid, at the election of the Corporation, in cash or fully registered, free-trading shares of Common Stock of the Corporation. Dividends not paid when due shall cumulate but shall not bear interest.

          3.03 Any payment of dividends declared and due under this Section 3 with respect to any shares of 1998 Series A Preferred Stock, if made in cash, shall be made by means of a check drawn on funds immediately available for the payment thereof to the order of the record holder of such shares at the address for such record holder shown on the stock records maintained by or for the Corporation, which check shall be mailed by United States first class mail, postage prepaid. Any such payment shall be deemed to have been paid by the Corporation on the date that such payment is deposited in the United States mail as provided above; provided, that in the event the check by which any payment shall be made shall prove not to be immediately collectible on the date of payment, such payment shall not be deemed to have been made until cash in the amount of such payment shall actually be received by the person entitled to receive such payment.

          3.04 Any payment of dividends declared and due under this Section 3 with respect to any shares of 1998 Series A Preferred Stock, if made in shares of Common Stock, shall be calculated based on the average closing price for the Common Stock of the Corporation for the twenty (20) trading days preceding the declaration of the dividend by the board of directors. Such stock shall be issued pursuant to a registration statement and shall not be subject to any restrictions on transfer when issued. The certificates shall be sent to the record holder at the address shown on the stock records maintained by the Corporation, United States first class mail, postage prepaid. The dividend shall be deemed to have been paid by the Corporation on the date it is deposited in the United States mail.

          3.05 No dividend or other distribution shall be declared or paid or set apart for payment on Common Stock or any subsequently authorized series of preferred stock, for any period unless the holders of the 1998 Series A Preferred Stock shall have then been or contemporaneously are paid (or declared and a sum sufficient for the payment thereof set apart for such payment) all dividends for all periods terminating on or prior to the date of payment of the distribution on the Common Stock or any subsequently authorized preferred stock.

          3.06 Registration of transfer of any shares of 1998 Series A Preferred Stock on the stock records maintained by or for the Corporation to a person other than the transferor shall constitute a transfer of any right which the transferor may have had to receive any accrued but unpaid dividends as of the date of transfer, whether declared or undeclared, and the Corporation shall have no further obligation to the transferor with respect to such accrued and unpaid dividends. Any shares of 1998 Series A Preferred Stock represented by a new certificate issued to a new holder shall continue to accrue dividends as provided in this Section 3.

     4.   Conversion.

          4.01 Each share of 1998 Series A Preferred Stock, plus accrued but unpaid dividends, is convertible into Common Stock at the times, in the manner, and subject to the conditions provided in this Section 4. On conversion, the accrued dividend shall be deemed to include a dividend for the year in which the conversion occurs, calculated by multiplying the annual dividend for such year by a fraction equal to the number of days in such year prior to the conversion notice divided by the total number of days in such year.

          4.02 Each share of 1998 Series A Preferred Stock may be converted at any time after ninety (90) days subsequent to issuance, at the election of the holder. Such conversion shall be effective when the holder shall give written notice of such election to the Corporation (which may be effected by facsimile) confirmed by delivery of the certificate representing the share, duly endorsed, by overnight courier, such delivery to be received by the Corporation within three (3) days of the notice, together with written instructions specifying the number of shares of 1998 Series A Preferred Stock to be converted and the name and address of the person to whom certificate(s) representing the Common Stock issuable on conversion are to be issued at the principal office of the Corporation. The Corporation shall, within three (3) business days of receipt of the original certificate, issue a certificate for the Common Stock issuable on such conversion and deliver it at the holder's direction. If the Corporation fails to deliver the certificate for Common Stock as required then, without limiting the holder's other rights and remedies, the Corporation shall forthwith pay to the holder an amount equal to Twenty Dollars ($20.00) for each day of delay.

          4.03 Each share of 1998 Series A Preferred Stock shall be convertible into the number of shares of Common Stock of the Corporation, calculated by dividing the sum of One Thousand Dollars ($1,000.00) plus any accrued but unpaid dividends by an amount equal to the lower of (i) Three Dollars and Sixty Cents ($3.60) or (ii) Eighty-Five Percent (85%) of the average of the closing price for the Common Stock for the ten (10) consecutive trading days immediately prior to the date that the holder provides notice of such conversion to the Corporation pursuant to subsection 4.02, as reported on the Nasdaq Stock Market or a national exchange on which the Common stock is listed or, if not quoted on Nasdaq or listed on an exchange, as reported on the electronic bulletin board maintained by the NASD, or if not on the electronic bulletin board, on any other reliable medium of quotation (the "Conversion Rate").

          4.04 Notwithstanding the foregoing provisions of this Section 4, if at any time the conversion of a share of 1998 Series A Preferred Stock would result in the total number of shares of Common Stock issued on conversion of the 1998 Series A Preferred Stock exceeding 2,332,984 then, to the extent required by Schedule D of the NASD Bylaws to maintain the listing of the Corporation's Common Stock on the Nasdaq National Market System, such 1998 Series A Preferred Stock may not be converted unless and until the transaction has been approved by the shareholders of the Corporation. In such case, the Corporation shall use its reasonable best efforts to hold a shareholders' meeting within ninety (90) days of the notice to convert given by the affected Holder and shall submit the transaction to the shareholders at such meeting, with the recommendation of the board of directors that the transaction be approved. If the Corporation is unable to obtain the necessary shareholder approval as set forth above, it shall, within ninety (90) days of such failure, redeem the 1998 Series A Preferred Stock that is then issued and outstanding at a redemption price of One Thousand Dollars ($1,000.00) per share, plus all accrued and unpaid dividends.

          4.05 The Corporation covenants and agrees that:

               (a) The shares of Common Stock issuable on any conversion of any shares of 1998 Series A Preferred Stock shall have been deemed to have been issued to the person on the Conversion Date, and on the Conversion Date, such person shall be deemed for all purposes to have become the record holder of such Common Stock.

               (b) All shares of Common Stock which may be issued on any conversion of the 1998 Series A Preferred Stock will, on issuance, be fully paid and nonassessable and free from all taxes, liens, and charges with respect to the issuance thereof.

               (c) The issuance of certificates for Common Stock on conversion of the 1998 Series A Preferred Stock shall be made without charge to the registered holder thereof for any issuance tax in respect thereof or other costs incurred by the Corporation in connection with the conversion of the 1998 Series A Preferred Stock and the related issuance of Common Stock or other securities.

     5. Registration Rights. The Corporation shall, on or before April 1, 1998, file a registration statement with the Securities and Exchange Commission registering the resale of the Common Stock issuable or issued on conversion of the 1998 Series A Preferred Stock (the "Conversion Stock") (but not the 1998 Series A Preferred Stock itself) and shall thereafter diligently use its commercially reasonable best efforts to seek the effectiveness of such registration statement and to keep such registration statement effective for a period of two years. The holder shall furnish to the Corporation in writing such information, and enter into such agreements as the Corporation may reasonably request from such holder, all as may be required in connection with the registration described in this Section 5 or in compliance with applicable state securities laws. All expenses of such registration, other than commissions or fees paid on the resale of the Common Stock by the holder, shall be paid by the Corporation. If such registration statement is not declared effective by the Securities and Exchange Commission on or before May 30, 1998, the annual dividend rate shall be increased to Eighty Dollars ($80.00) per share until the registration statement is declared effective. If the registration statement has not been declared effective on or before August 31, 1998, the annual dividend rate shall be One Hundred and Twenty Dollars ($120.00) per share until the registration statement is declared effective.

     6. Mandatory Conversion. If not earlier converted, the 1998 Series A Preferred Stock shall be automatically converted effective December 31, 1999.
In the event the Corporation proposes to offer its Common Stock to the public in a registered offering at any time subsequent to February 1, 1999, it can require the conversion of the 1998 Series A Preferred Stock, at the conversion rate set forth in Section 4, by providing thirty (30) days prior written notice to the holders. Such conversion shall be deemed to have occurred as of the last day of the thirty (30) day notice period.

     7. Antidilution Provisions. The maximum conversion price limit of Three Dollars and Sixty Cents ($3.60) per share of Common Stock (the "Cap Rate") shall be subject to adjustment from time to time as follows:

          (a) If the Corporation shall take a record of the holders of its Common Stock for the purpose of entitling them to receive a dividend in shares, the Cap Rate in effect immediately prior to such record date shall be equitably adjusted, such adjustment to become effective immediately after the opening of business on the day following such record date.

          (b) If the Corporation shall subdivide the outstanding shares of Common Stock into a greater number of shares, combine the outstanding shares of Common Stock into a smaller number of shares, or issue by reclassification any of its shares, the Cap Rate in effect immediately prior thereto shall be equitably adjusted so that the holder of 1998 Series A Preferred Stock would be entitled to receive, after the occurrence of any of the events described, the number of shares of Common Stock to which the holder would have been entitled had such 1998 Series A Preferred Stock been converted immediately prior to the occurrence of such event. Such adjustment shall become effective immediately after the opening of business on the day following the date on which such subdivision, combination, or reclassification, as the case may be, becomes effective.

          (c) If the Corporation shall issue a security that is exercisable or convertible into shares of Common Stock at any time prior to the date that is one year from the date that the 1998 Series A Preferred Stock issued, and the maximum exercise price or conversion rate of such security is less than Three Dollars and Sixty Cents ($3.60) per share of Common Stock, the Cap Rate shall be reduced to the maximum exercise price or conversion rate of such security. The provisions of this subsection (c) shall not apply to securities granted to officers, directors, or employees of the Corporation under the terms of a Stock Option or Award Plan intended primarily to benefit employees of the Corporation.

     8. Reservation of Common Stock. The Corporation shall initially reserve 2,332,984 shares of Common Stock for issuance on conversion the 1998 Series A Preferred Stock. The Corporation shall at all times keep a sufficient number of shares of Common Stock reserved to permit the conversion of any 1998 Series A Preferred Stock then outstanding. The number of shares shall be equitably adjusted if the Corporation issues Common Stock as a dividend upon Common Stock or in lieu of the payment of a dividend thereon, shall subdivide the number of outstanding shares of its Common Stock into a greater number of shares or shall contract the number of outstanding shares of its Common Stock into a lesser number of shares.

     9. Events of Default. An "event of default" shall exist if any of the following shall occur:

          (a) The Corporation shall breach or fail to comply with any provision hereof and such breach or failure shall continue for thirty (30) days after written notice by any Holder to the Corporation.

          (b) A receiver, liquidator, or trustee of the Corporation or of a substantial part of its properties shall be appointed by court order and such order shall remain in effect for more than thirty (30) days; or the Corporation shall be adjudicated bankrupt or insolvent; or a substantial part of the property of the Corporation shall be sequestered by court order and such order shall remain in effect for more than thirty (30) days; or a petition to reorganize the Corporation under any bankruptcy reorganization or insolvency law shall be filed against the Corporation and shall not be dismissed within forty-five (45) days after such filing.

          (c) The Corporation shall file a petition in voluntary bankruptcy or request reorganization under any provision of any bankruptcy, reorganization, or insolvency law, or shall consent to the filing of any petition against it under any such law.

          (d) The Corporation shall make an assignment for the benefit of its creditors, or admit in writing its inability to pay its debts generally as they become due, or consent to the appointment of a receiver, trustee, or liquidator of the Corporation, or of all or any substantial part of its properties.

If an event of default shall occur, any Holder of shares of the 1998 Series A Preferred Stock may, in addition to such holder's other remedies, by written notice to the Corporation, require the Corporation forthwith to redeem the shares of Series A Preferred Stock held, at a redemption price equal to One Thousand Dollars ($1,000.00) per share plus all accrued but unpaid dividends. The obligation to pay the redemption price shall accrue interest, payable on demand, at eighteen percent (18%) per annum, or, if less, at the highest rate permitted by law.

     10.  Additional Provisions.

          10.01 No change in the provisions of the 1998 Series A Preferred Stock set forth in this Designation affecting any interests of the holders of any shares of 1998 Series A Preferred Stock shall be binding or effective unless such change shall have been approved or consented to by the holders of a majority of the 1998 Series A Preferred Stock in the manner provided in the corporation laws of the state of Nevada, as the same may be amended from time to time.

          10.02 The 1998 Series A Preferred Stock and the Common Stock issuable on conversion of the 1998 Series A Preferred Stock are "restricted securities" and, consequently, will be subject to the restrictions on transfer set forth in the Securities Act and the rules and regulations promulgated thereunder. In addition, the 1998 Series A Preferred Stock and the Common Stock issuable on conversion will be subject to restrictions on transfer under applicable state securities laws under which such securities are sold in reliance on certain exemptions or under the provisions of certain qualifications. In the event that a Holder wishes to transfer the 1998 Series A Preferred Stock or the Common Stock issuable on conversion, such holder must establish prior to transfer, to the satisfaction of the Corporation and its counsel, that all of the requirements necessary to effect such a transfer have been satisfied. A share of 1998 Series A Preferred Stock shall be transferable on the books of the Corporation only by delivery of the original certificate representing such shares duly endorsed by the holder or by his duly authorized attorney or representative or accompanied by proper evidence of succession, assignment, or authority to transfer. In all cases of transfer by an attorney, the original letter of attorney, duly approved, or an official copy thereof, duly certified, shall be deposited and remain with the Corporation. In case of transfer by executors, administrators, guardians, or other legal representatives, duly authenticated evidence of their authority shall be produced and may be required to be deposited and remain with the Corporation in its discretion. On any registration or transfer, the Corporation shall deliver a new certificate representing the share of 1998 Series A Preferred Stock so transferred to the person entitled thereto.

          10.03 The Corporation shall not be required to issue any fractional shares of Common Stock on the conversion of any share of 1998 Series A Preferred Stock. If any fraction of a share of Common Stock would, except for the provisions of this subsection 7.03, be issuable on the conversion of any shares of 1998 Series A Preferred Stock, the Corporation shall round the number of shares of Common Stock issuable on the conversion to the nearest whole share.

          10.04 Any notice required or permitted to be given to the holders of the 1998 Series A Preferred Stock under this Designation shall be deemed to have been duly given if mailed by first class mail, postage prepaid, to such holders at their respective addresses appearing on the stock records maintained by or for the Corporation and shall be deemed to have been given as of the date deposited in the United States mail.

     IN WITNESS WHEREOF, the foregoing Designation of Rights, Privileges, and Preferences of 1998 Series A Preferred Stock of the Corporation has been executed this 2nd day of February, 1998.

ATTEST:                                     LARSON DAVIS INCORPORATED

By   /s/ Craig Allen                        By   /s/ Andrew Bebbington
  Craig Allen, Secretary                      Andrew Bebbington, President



STATE OF UTAH           )
                        :ss
COUNTY OF SALT LAKE     )

     On February 2, 1998, before me, the undersigned, a notary public in and for the above county and state, personally appeared Andrew Bebbington and Craig Allen, who being by me duly sworn, did state, each for themselves, that he, Andrew Bebbington is the president, and that he, Craig Allen is the secretary, of LarsonoDavis Incorporated, a Nevada corporation, and that the foregoing Designation of Rights, Privileges, and Preferences of 1998 Series A Preferred Stock of LarsonoDavis Incorporated was signed on behalf of such corporation by authority of a resolution of its board of directors, and that the statements contained therein are true.

                                          WITNESS MY HAND AND OFFICIAL SEAL

                                          /s/ Paula J. Chapman
                                          Notary Public